MERRILL LYNCH CALIFORNIA MUNICIPAL SERIES TRUST

MERRILL LYNCH CALIFORNIA INSURED MUNICPAL BOND FUND

FILE # 811-4264

SERIES 2

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/5/2006	Bay Area Toll Auth	1,149,205,000	1,400,000

Citigroup Global Markets

JP Morgan

Merrill Lynch

Morgan Stanley

Stone & Youngberg

Banc of America

Bear Stearns

E.J. De La Rosa

First Albany Capital

Goldman Sachs

Lehman Brothers

Siebert Brandford Shank

6/29/2006	California Hsg Fin Agy	120,000,000	1,125,000	Goldman Sachs Banc of America Bear Stearns Citigroup Global Merrill Lynch